As filed with the Securities and Exchange Commission on July 31, 2008

Registration Statement No. 333-16565

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANSOFT CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	72-1001901
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ANSOFT CORPORATION 1988 STOCK OPTION PLAN

ANSOFT CORPORATION 1995 STOCK OPTION PLAN

(Full Title of the Plan)

James E. Cashman III

President and Chief Executive Officer

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

(724) 746-3304

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. LeClaire, Esq.

Joseph L. Johnson III, Esq.

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-16565) (the “Registration Statement’) of Ansoft Corporation (the “Company”).

On July 31, 2008 (the “Merger Date”), pursuant to the terms of an Agreement and Plan of Merger, dated as of March 31, 2008 (the “Merger Agreement”), by and among the Company, ANSYS, Inc. (“ANSYS”), Evgeni, Inc., a wholly-owned subsidiary of ANSYS (“Merger Sub”), and Ansoft LLC, a wholly-owned subsidiary of ANSYS and formerly known as Sidney LLC (“Merger LLC”), Merger Sub was merged with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately following the Merger, the Company was merged with and into Merger LLC, with Merger LLC as the surviving entity (together with the Merger, the “Mergers”). Pursuant to the terms of the Merger Agreement, each issued and outstanding share of the Company’s common stock was converted into the right to receive (i) cash, without interest, in an amount equal to $16.25 per share, and (ii) 0.431882 of a share of ANSYS common stock. As a result of the Mergers, there is no longer any common stock of the Company outstanding.

In connection with the Mergers, the Company has terminated all offerings of Company securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on this 31st day of July, 2008.

ANSOFT LLC
(as successor by merger to Ansoft Corporation)

By:	/s/ James E. Cashman III
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE
/s/ James E. Cashman III James E. Cashman III	President (Principal Executive Officer)	July 31, 2008

/s/ Maria T. Shields Maria T. Shields	Treasurer (Principal Financial Officer)	July 31, 2008

/s/ Sheila S. DiNardo Sheila S. DiNardo	Secretary	July 31, 2008